Exhibit 99.1

Altavista, VA (March 6, 2009) - Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (“Company”) for First National Bank (“Bank”), today announced revised earnings for the three months and twelve months ended December 31, 2008 to reflect an increase in its allowance for loan losses. Subsequent to the Company’s earnings release on February 13, 2009, as a result of continuing analysis of the loan portfolio, the Bank has deemed it prudent to record an additional loan loss provision of $1,226,000 for the fourth quarter. This additional provision results in a total provision of $2,338,000 for the fourth quarter and $2,881,000 for the full year 2008.

Revised net loss after taxes for the quarter ended December 31, 2008 was $1,201,000, an $0.80 loss per basic and diluted share, down from the $391,000 net loss after taxes, a $0.26 loss per basic and diluted share, previously reported for this period. Revised net income after taxes for the year ended December 31, 2008 was $306,000, or $0.21 per basic and diluted share, down from net income after taxes of $1,116,000, or $0.75 per basic and diluted share, previously reported for the full year 2008.

“The additional loan loss provision is a reflection of the depth of the recession and the difficult market conditions in which we are operating, as nonperforming loans have not increased beyond levels identified in the original earnings release”, said Robert H. Gilliam, Jr., President and Chief Executive Officer. “This increased loan loss reserve has been reviewed by our external loan review team, our outside auditors and accountants and our primary regulator, and the percentage of our loss reserve to total loans is now more in line with that of our peers”, Gilliam concluded.

The revised allowance for loan losses was $3,969,000 as of December 31, 2008, representing approximately 1.40% of total loans outstanding. Prior to the additional loss provision, the allowance represented approximately 0.97% of total loans outstanding. Nonperforming loans totaled $2,292,000, or 0.81% of total loans outstanding, as of December 31, 2008. Management believes the revised allowance as of December 31, 2008 is adequate to provide for any losses inherent in the Bank’s loan portfolio.

All capital ratios for First National Bank as of December 31, 2008 exceeded regulatory standards for well-capitalized banks.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened February 12, 2009. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

Income Statement Highlights	Year Ended 12/31/2008	Year Ended 12/31/2007	Year Ended 12/31/2006
	(Audited)	(Audited)	(Audited)
Interest Income	$18,555	$18,359	$15,617

Interest Expense	8,346	8,178	6,425

Net Interest Income	10,209	10,181	9,192

Provision for Loan Losses	2,881	462	339

Noninterest Income	2,896	2,632	2,500

Noninterest Expense	9,846	8,524	7,825

Net Income after Taxes	306	2,600	2,412

Balance Sheet Highlights	12/31/2008	12/31/2007	12/31/2006
	(Audited)	(Audited)	(Audited)
Net Loans	$279,199	$232,752	$207,861

Total Securities	13,931	19,635	24,866

Total Assets	321,243	279,913	256,421

Total Deposits	287,233	251,866	230,817

Total Liabilities	296,324	253,097	231,929

Stockholders’ Equity	24,919	26,816	24,492

Asset Quality Highlights	12/31/2008	12/31/2007	12/31/2006
	(Audited)	(Audited)	(Audited)
Nonperforming Loans to Total Loans	0.81%	0.27%	0.12%

Allowance for Loan Losses to Total Loans	1.40%	0.73%	0.84%

Allowance for Loan Losses to Nonperforming Loans	173.17%	271.29%	694.12%

Nonperforming Loans	$2,292	$634	$255

Other Real Estate Owned	300	0	0

Allowance for Loan Losses	3,969	1,720	1,770

CONTACT:	Robert H. Gilliam, Jr., President & CEO, Pinnacle Bankshares Corporation, at 434/369-3035 or robgilliam@1stnatbk.com